    As filed with the Securities and Exchange Commission on December 23, 1998
                                                           Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                           PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                      -------------------------------------
                                 INTERLEAF, INC.
             (Exact name of Registrant as Specified in its Charter)

         Massachusetts                                     04-2729042
(State or Other Jurisdiction of                         (I.R.S. Employer
Incorporation or Organization)                       Identification Number)

                                62 Fourth Avenue
                          Waltham, Massachusetts 02451
                                 (781) 290-0710
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                       -----------------------------------
                              Craig Newfield, Esq.
                                 Interleaf, Inc.
                                62 Fourth Avenue
                          Waltham, Massachusetts 02451
                                 (781) 290-0710
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)
                       ----------------------------------
                                   Copies to:
                              David Murphree, Esq.
                         Brown, Rudnick, Freed & Gesmer
                              One Financial Center
                           Boston, Massachusetts 02111
                               Tel: (617) 856-8200
                               Fax: (617) 856-8201

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ / If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, please check the following box./X/
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------ ----------------- ----------------------- ------------------------ ------------------------
                                          Amount              Proposed                Proposed
      Title of Each Class Of              To Be           Maximum Offering        Maximum Aggregate     Amount Of Registration
    Securities To Be Registered         Registered       Price Per Share(1)      Offering Price (1)              Fee (2)
------------------------------------ ----------------- ----------------------- ------------------------ ------------------------
Common Stock, $.01 par value            5,283,500              $ .77                 $4,044,519                  $1,124
------------------------------------ ----------------- ----------------------- ------------------------ ------------------------
------------------------------------ ----------------- ----------------------- ------------------------ ------------------------



 (1) Estimated solely for purposes of calculating the Registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on December 22, 1998.



 (2) A total of $950 hereof was previously paid by the Registrant.

                            ---------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Preliminary Prospectus dated December __, 1998, Subject to Completion


                                 INTERLEAF, INC.


                        5,283,500 Shares of Common Stock



This Prospectus relates to the resale of up to 5,283,500 shares of the Common Stock of Interleaf, Inc.. These shares are already outstanding and may be offered for sale from time to time for the accounts of the Selling Stockholders. See "Selling Stockholders." The Company will not receive any part of the proceeds from the sale.



The Common Stock presently is traded on the Nasdaq National Market under the symbol "LEAF". On December 22, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $ .781 per share.


An Investment in the Common Stock offered under this Prospectus involves a high degree of risk. See "Risk Factors" beginning on page 4.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                     The date of this Prospectus is December __ , 1998.

The information contained in this Prospectus is not complete and may be changed. The securities may not be sold until the related Registration Statement filed with the Securities and Exchange Commission or any applicable state securities commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             ADDITIONAL INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Those reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, at prescribed rates. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information electronically filed through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "LEAF", and reports, proxy statements and certain other information concerning the Company can also be inspected at offices of Nasdaq Operations, 1735 K Street NW, Washington, D.C. 20006.


         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements contained in this Prospectus, and in any document incorporated into this Prospectus by reference as to the contents of any contract or any other document are not necessarily complete. In each instance, you are referred to the copy of the full contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, together with its exhibits and schedules, may be inspected without charge at the Public Reference Section of the Commission in Washington, D.C. at the address noted above, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission are incorporated herein by reference:

          (1) the Company's Annual Report on Form 10-K for the year ended March 31, 1998;
          (2) the Company's Quarterly Report on Form 10-Q and the amendments thereto for the fiscal quarters ended June 30, 1998 and September 30, 1998;
          (3) the Company's Current Reports on Form 8-K filed with the Commission on July 17, 1998, and on September 24, 1998, the amendment to the second filed with the Commission on November 12, 1998, and the Current Report on Form 8-K filed on November 27, 1998; and
          (4) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed by the Company with the Commission on June 11, 1986, including all amendments or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be part of this Prospectus from the date of the filing of such document. Any statement contained into this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is (or is deemed to be) incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any of the reports or documents incorporated by reference in this Prospectus (other than exhibits) unless such exhibits are expressly incorporated by reference in such documents. Requests for such documents should be submitted in writing to: General Counsel, Interleaf, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451; telephone (617) 290-0710.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     SUMMARY

This Summary highlights information that appears elsewhere in or is incorporated by reference in this Prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements.

Some of the statements contained in this Prospectus under "Summary" and "Risk Factors", and in the documents incorporated by reference, are forward-looking. The words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. They include, but are not limited to, statements related to (a) the Company's plans, objectives, expectations and intentions, (b) the timing of, availability and functionality of products under development or recently introduced, and (c) general economic conditions. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus, or in the case of forward-looking statements in documents incorporated by reference, as of the dates of those documents.

                                   The Company


Interleaf and it subsidiaries develop and market software products used in the creation, publication, management and distribution of information and documents in electronic and paper form. The Company's software products enable customers to compose, edit, view, print, control, manage and distribute information and documents on a cost-effective and efficient basis. The Company's core product line includes electronic publishing, document management systems, intranet publishing and content management software. The Company provides technical support and maintenance to its customers utilizing its software products. In addition, the Company provides consulting, custom application and implementation services to its customers.

The Company's principal executive offices are located at 62 Fourth Avenue, Waltham, Massachusetts 02451, and its telephone number is (781) 290-0710.


                            Description of Securities


Securities Offered:       5,283,500 shares of Common Stock.


Use of Proceeds:          The Company will not receive any of the proceeds of
                          this offering.

Plan of Distribution:     The shares of Common Stock covered by this Prospectus
                          may be offered from time to time by the Selling
                          Stockholders. See "Plan of Distribution."

Trading: The Common Stock presently is traded on the Nasdaq National Market under the symbol "LEAF."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  RISK FACTORS

The Common Stock offered under this Prospectus involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information in this Prospectus before deciding to purchase the Common Stock.

Declining Revenue and Mature Product Market.

Since the Company was founded, it has focused primarily on the development and marketing of electronic publishing software for the technical documentation marketplace. The market for this type of software has matured and is largely saturated. The Company's revenues have declined over the last several years as a result of both the maturation and saturation of the market for these products and the increased popularity of low cost versions of Windows-based authoring software. Unless the Company successfully develops new products and exploits new markets, revenues can be expected to continue to decline.

Dependence on New Products and New Markets.

The Company's strategy for future growth depends upon the successful development, introduction and customer acceptance of new and improved products and services. The Company has targeted enterprise content management as a new market for its products and services. The market for enterprise content management products and services is just beginning to emerge. New markets in the software industry are characterized by evolving industry standards, rapid technological change, and changing customer requirements, any of which can cause delays in development or market acceptance of the Company's products. There is a risk that the enterprise content management market may not grow, that the Company may not be successful in developing enterprise content management software, or that the marketplace may not accept the Company's software.

Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results.

Future operating results will depend upon many factors. These include, among others, the following: the demand for the Company's existing products; the ability of the Company to develop and market new products; market acceptance of the Company's new products; the timing of new product and enhancement introductions by the Company and its competitors; the level of product and price competition; the budget cycles of the Company's customers; the length of the Company's sales cycle; the size and timing of individual license transactions; any delay of customer implementation of new software and services; the mix of products and services sold; activities of competitors; changes in foreign currency exchange rates; and general domestic and international economic and political conditions.

The Company typically ships a substantial amount of its products in the final weeks, or even the final days, of each quarter. In addition, it is difficult to predict when the Company will receive license revenue because of the length of the Company's sales cycle. The loss or delay of individual orders could have a significant impact on the quarterly revenues of the Company. Because a high percentage of the Company's expenses are relatively fixed, any shortfall or delay in the recognition of revenue from even a limited number of license transactions could cause significant variations in operating results from quarter to quarter. For these reasons, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and that investors should not rely on them as indications of future performance. However, these factors do increase the risk that the Company's results in some quarters will be below the expectations of stock analysts or investors. Such an "earnings surprise" frequently will result in a drop in the market price of a company's stock.

Intense Competition.

The market for the Company's existing technical documentation products is very competitive, subject to rapid change and significantly affected by activities of other industry participants. Several competitors in that market have greater market penetration, greater name recognition, a larger installed base of customers and significantly greater financial, technical and marketing resources than the Company. While the Company does not yet know who its principal competitors in the emerging and highly fragmented enterprise content management market will be, it is likely that the content management market will develop characteristics similar to those described above.

Reliance on Certain Relationships.

The Company seeks to establish strategic relationships with companies that have outsourcing or service bureau businesses, as well as with companies that have a presence and publishing expertise in the financial services market. The Company has relationships with various technology providers and development partners, which are critical to the Company's ability to develop and release content management products in a timely, high quality fashion, and important to its entrance into the enterprise content management market. All of these relationships are important to the Company's worldwide development, sales, marketing and support activities. The Company's failure to maintain these existing relationships and establish new relationships, or the failure of the other parties to perform their obligations to the Company, could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence Upon Key Personnel.

The Company's ability to compete effectively will require the Company to train and manage its employee work force effectively. Competition for qualified personnel in the software industry is very intense, and the Company may be unable to attract, assimilate or retain key employees.

Dependence on Proprietary Technology; Risks of Infringement.

The Company's success is heavily dependent upon proprietary technology. The Company relies on a combination of copyrights, trademarks, patents, trade secrets and technical measures to protect its intellectual property. The Company seeks to protect its software, documentation and other written materials primarily under trade secret and copyright laws, which afford only limited protection. The laws of some foreign countries do not provide the level of protection to the Company's proprietary rights as do the laws of the United States. Policing unauthorized use of the Company's products is difficult. While the Company cannot determine the extent to which piracy of its software products exists, some software piracy can be expected. There is the risk that the Company's attempts to protect its rights will not be adequate and that competitors may independently develop similar technology.

The Company is not aware that any of its products infringe the proprietary rights of third parties. However, in the future, third parties may claim that the Company's current or future products infringe on their proprietary rights. Claims of this type could be very time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into costly royalty or licensing agreements.

Possibility of Delisting from Nasdaq National Market.

On November 13, 1998, the Nasdaq Stock Market, Inc. advised the Company that it is not in compliance with the maintenance requirements for continued listing on the Nasdaq National Market, and that the failure to maintain a closing bid price greater than or equal to $1.00 per share on an ongoing basis will result in the delisting of the Company's Common Stock. In order to avoid delisting from the Nasdaq National Market, the Company plans to seek stockholder approval to effect a reverse stock split in late December 1998. The Company believes that the proposed reverse stock split will increase the minimum bid price of the Common Stock to a level above the minimum bid price required for continued listing on the Nasdaq National Market. However, there is a risk that the reverse split will not have the intended effect and that the Company will fail to meet the minimum bid price requirement or other minimum maintenance requirements established by the Nasdaq Stock Market. Delisting usually results in more limited publication of the market price of a company's stock and more limited news coverage. Delisting may reduce investors' interest in the Common Stock. It may materially adversely affect the trading markets and prices for the Common Stock and the Company's ability to issue additional securities or to secure financing.

In Process R&D Write-Offs.

The Securities Exchange Commission (the "SEC") has recently informally set forth guidelines relating to the write-off of in-process research and development costs. These guidelines, if applied retroactively, could reduce the Company's in-process research and development write-offs for acquisitions which took place prior to September 30, 1998. A reduction in these write-offs would result in a corresponding increase in the amount of goodwill associated with the applicable acquisitions. The Company is aware that the SEC and the U.S. accounting profession are in dialogue regarding the retroactive application of these recent guidelines. The Company cannot predict the outcome of that dialogue, but intends to comply with that outcome after it is announced.

International Operations and Currency Exchange Rate Fluctuations. The Company conducts its business worldwide. The worldwide business may be affected by changes in demand resulting from fluctuations in currency exchange rates, as well as by governmental controls and other risks associated with international sales (such as changes in various regulatory requirements, political and economic changes and disruptions, export/import controls, tariff regulations, difficulties in staffing and managing foreign sales and support operations, greater difficulties in trade accounts receivable collection, and possibly adverse tax consequences). The Company generates sales primarily in U.S. dollars, British pounds, French francs and German deutchmarks and incurs expenses principally in the same currencies. Fluctuations in the value of the U.S. dollar and foreign currencies have caused, and are likely to continue to cause, amounts translated in to U.S. dollars to fluctuate in comparison with previous periods. The Company generally has not attempted to limit its foreign currency exposure through foreign currency exchange rate hedging transactions. Exchange rate fluctuations or other risks associated with international operations may have a material adverse affect on the Company's business, financial condition and results of operations.

Euro Conversion.

On January 1, 1999, 11 of the 15 member countries of the European Union are scheduled to establish fixed conversion rates between their existing sovereign currencies and the Euro. The transition to the Euro will be complete as of January 1, 2002. The Company has significant operations within the European Union and is currently preparing for the Euro conversion. The issues that the Company is addressing include preparing its information systems for the Euro, analyzing the benefit of decreased exchange rate risk in cross border transactions involving participating countries and assessing the potential impact of increased price transparency. In addition, the Euro is expected to affect general economic conditions within the participating countries. For example this already caused a convergence of interest rates among the Euro block countries. The Company is analyzing the impact of the Euro with a view to minimizing the impact on the Company's operations. The Company does not expect the costs of upgrading its systems for the Euro to be material.

Impact of the Year 2000.

Background

Some computers, software, and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of the systems do not properly recognize a year that begins with "20" instead of "19". These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Millennium Bug" or "Year 2000 problem".

Interleaf Approach


Interleaf established a Year 2000 project team to address all aspects of the Year 2000 problem in each area of its business. The project team has four areas of focus, each with its own project manager. These four areas are: (1) the software that is created by Interleaf and sold to customers; (2) internal business systems; (3) the hardware and operating system software used by employees; and (4) facilities and critical vendors other than computer suppliers.


Interleaf Created Products

Assessment:
-----------

In 1997 Interleaf began to focus on the Year 2000 problem regarding its software products created for sale to customers. Products that generate the most revenue or create the highest risk were prioritized for testing and repair. The assessment of these products was completed in early 1998 and the repair process begun. The Company made the decision to discontinue sales and support for certain low volume products and computer platforms.

Customer Communications:
------------------------

The Company sent a description of its Year 2000 product strategy to all of its maintenance customers. It created and is maintaining a Year 2000 product status page as part of its web site. Interleaf will distribute another mailing to the entire maintenance base with the status of the year 2000 releases and a list of retired products and platforms in the fourth calendar quarter of 1998.

Status:
-------

Most major products have been tested and modified, and updates which correct any known Year 2000 problems with those products are available at no extra charge to the customers with current maintenance contracts for most of the computer platforms that will be supported beyond the year 2000. Year 2000 updates will be completed for supported products by the end of the first calendar quarter of 1999. The extent of the changes required ranges from simple recompilation with Year 2000 compliant operating systems to extensive modifications. Testing and repair of layered applications has begun and will be completed by the end of the second calendar quarter of 1999. The Company expects that the layered applications will not require significant modifications, since initial analysis has indicated that there is no date handling performed by these products. Moreover, in many instances the Company created layered applications under contracts with specific customers, and not for general re-sale, and the Company believes that it has no obligation to modify those applications to address the Year 2000 problem. All products under development are being developed to be Year 2000 compliant.

Internal Business Systems

Interleaf contracted an independent third party to perform Year 2000 compliance testing on its critical internal business systems. Some problems were identified and appropriate modifications were made. The systems were then re-tested and performed successfully. The software vital to corporate operations has been proven by the independent third party to function without problems related to the millennium change. The assessment phase is now underway for business software used in Europe, Japan, and Australia. The Company's intent is to insure that all critical internal business software is Year 2000 compliant by the end of the first calendar quarter of 1999.

Hardware and Operating Systems Software

Assessment of the systems used by employees began in early 1997 and has been completed. The Company has developed a plan to upgrade or replace all critical systems used by employees, including all hardware in the enterprise from servers to laptops. The upgrade/replacement process began in early 1998 and is approximately 40% complete. The entire process is anticipated to be complete by the end of the third calendar quarter of 1999.


Facilities and Critical Vendors

In the fourth calendar quarter of 1998 Interleaf will begin discussions with facility management of its leased office spaces to ensure that the proper actions are taken to avoid disruption of productivity in all Interleaf facilities. Two major elements of Interleaf's business, payroll and manufacturing, are outsourced. Interleaf is currently working with those service providers to insure that operations of these critical business areas will not be affected by the Millennium change.

Cost

The costs of the Interleaf Year 2000 efforts are being funded out of cash flow from operations. The total cost associated with the required modifications and upgrades associated with the Year 2000 projects is not expected to be material to the Company's financial position. The process of repairing and testing the software that Interleaf creates for sale has been done with existing personnel. The Year 2000 testing equipment and lab environment have been created using existing equipment and space. The capital costs associated with the upgrade and replacement of corporate and field office computing environments is budgeted to be approximately $250,000. These expenditures began in late 1997 and will continue through the third calendar quarter of 1999. Software maintenance costs attributable to the Year 2000 process will be approximately $50,000. Labor associated with this process of implementing the internally used systems comes from the existing budgeted personnel.

Risk

Interleaf has made a significant effort to address its Year 2000 issues. At this time, there are no identifiable significant risks associated with its Year 2000 readiness, although there is a risk that unanticipated problems may arise. The Company intends to begin preparing a contingency plan to address reasonably likely worst case scenarios in the second calendar quarter of 1999.


Risks Associated with Acquisitions.

As part of its business strategy in recent months, the Company has made several acquisitions. It continues to investigate making additional acquisitions of, or significant investments in, businesses that offer complementary products and technologies. There are certain risks commonly encountered in acquisitions of businesses. These include, among others, the difficulty of assimilating the operations, information systems and personnel of the acquired businesses; the potential disruption of the Company's ongoing business; the inability of management to realize any expected synergy; the maintenance of uniform standards, controls, and policies; and the impairment of relationships with employees and customers as a result of any integration of new personnel. The Company can not assure that it will make any acquisition or, if it was, that the acquisition will be successful.

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale by the Selling Stockholders of the shares of Common Stock offered under this Prospectus.

                              SELLING STOCKHOLDERS


The shares of Common Stock covered by this Prospectus are being offered by the persons listed below (the "Selling Stockholders"). The Company intends to issue 5,283,500 shares of the Common Stock to the Selling Stockholders in connection with the private placement described below.



Between November 18, 1998 and December 15, 1998 the Company entered into Common Stock Purchase Agreements (the "Purchase Agreements") with certain officers, directors and existing stockholders of the Company (the "Private Placement Investors") under which each of them granted the Company a put option to require them to purchase a specified number of shares of Common Stock, up to an aggregate maximum of 5,283,500 shares, at a purchase price of $.80 per share upon written notice from the Company at any time until the later of (1) December 31, 1998, or (2) five days after the effective date of the Registration Statement of which this Prospectus is a part.

Under the terms of the Purchase Agreements, the Private Placement Investors were not obligated to purchase the Common Stock unless the shares were registered for resale by the Selling Stockholders. On December ___, 1998, the Company sold an aggregate of 5,283,500 shares of Common Stock to the Selling Stockholders.


Certain of the Private Placement Investors required, as a condition of their investment, that certain officers and directors of the Company demonstrate their commitment to the Company by purchasing shares of the Company's Common Stock in the Private Placement. Accordingly, Mr. Jaime W. Ellertson, President and Chief Executive Officer, Peter J. Rice, Chief Financial Officer, John E. Pavlov, Vice President of Development, Craig Newfield, Vice President and General Counsel, Frederick B. Bamber, a director and Rory J. Cowan, Chairman of the Board, each agreed to purchase that number of shares of Common Stock set forth below under the column "Maximum Number of Shares Being Offered."


The following table sets forth (a) the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of November 18, 1998 after taking into account the sale of shares of Common Stock in the Private Placement, (b) the maximum number of shares of Common Stock that may be offered by the Selling Stockholder under this Prospectus, (c) the number of shares of Common Stock that will be beneficially owned by each Selling Stockholder if all of the shares that may be offered under this Prospectus are sold, and (d) the percentage of Common Stock owned after the offering if all of the shares that may be offered under this Prospectus are sold.

Other than as provided above and in the footnotes to the table, the Selling Stockholders have not held any position or office, or had any other material relationship with the Company for the past three years. The information with regard to each Selling Stockholder provided in the table and footnotes below is based upon information provided to the Company by that Selling Stockholder.


                                                                                                             Percentage
                                            Number of Shares        Maximum Number      Number of Shares     of Class
                                        Beneficially Owned as of   of Shares Being    Beneficially Owned    Owned after
Name of Beneficial Owner                  December 22, 1998 (1)         Offered        after Offering (2)    Offering (2)
----------------------------            ------------------------  ----------------    -------------------   -------------
GeoCapital Corporation                            4,405,900            1,875,000             2,530,900           9.0%
S2 Technology                                     2,383,900            1,875,000               508,900           1.8%
PAW Partners                                      1,105,000              625,000               480,000           1.7%
Focus Investments, Inc.                             282,000              150,000               132,000            *
Irwin Silverberg                                    314,850               60,000               254,850           1.1%
Morton Seaman                                        92,200               60,000                32,200            *
Jerome Yavitz                                       217,000              200,000                17,000            *
Jaime W. Ellertson (3) (4)                          537,225              150,000               387,225           1.4%
Frederick B. Bamber (3) (5)                          45,600               12,500                33,100            *
Rory J. Cowan (3) (6)                                91,250                6,250                85,000            *
John A. Lopiano (3)                                   9,250                6,250                 3,000            *
Peter J. Rice (3)                                    12,250                6,250                 6,000            *
John E. Pavlov (3) (7)                               37,500                5,000                32,500            *
Craig Newfield (3) (8)                               37,500                6,250                31,250            *
Lawrence Loeb (9)                                    25,500               25,500                    --            *
Alan Hoshmand (9)                                    33,000               33,000                    --            *
Joseph D. Mark (9)                                   62,500               62,500                    --            *
Carnegie Partners (9)                               150,000              125,000                25,000            *

-----------

*    Less than one percent.

(1) Includes shares of Common Stock purchased pursuant to the Private Placement and being offered for resale hereunder.

(2) Assumes the sale of all shares of Common Stock registered under this Prospectus. Because the Selling Stockholders may offer all or some of the Common Stock pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Common Stock that will be held by the Selling Stockholders upon the termination of this offering. See "Plan of Distribution."

(3) Denotes individual that currently serves as either an executive officer or director of the Company.

(4) Includes 362,500 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(5) Includes 25,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(6) Includes 75,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(7) Includes 32,500 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(8) Includes 31,250 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.


(9) Denotes employees or principals of Hambros America Securities, Inc., an investment banking firm currently providing investment banking services to the Company.


                              PLAN OF DISTRIBUTION

The Selling Stockholders may offer their shares of Common Stock from time to time in transactions (which may include block transactions) on any exchange or market on which the Common Stock is listed or quoted, in public or private transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may sell the Common Stock directly to purchasers, through broker-dealers acting as agents for them, or to broker-dealers who may purchase Common Stock as principals and then sell the Common Stock from time to time in transactions which may include block transactions on any exchange or market on which securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. Broker-dealers engaged by Selling Stockholders may arrange for other broker-dealers to participate in the sales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock. The broker-dealers may act as agents for the Selling Stockholders or they may sell to them as principals, or both. Particular broker-dealers may receive, as compensation, commissions in excess of customary commissions.

Except as provided herein, the Company has agreed to pay all expenses incident to the offer and sale of the Common Stock offered by the Selling Stockholders under this Prospectus. The Company estimates such expenses to be approximately $9,124. The Selling Stockholders will pay all selling commissions, brokerage fees and related expenses.

To comply with the securities laws of certain jurisdictions, if applicable, the Common Stock offered under this Prospectus will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may be limited in its ability to engage in market activities with respect to the Common Stock. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders.

                                  LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Craig Newfield, Esq., General Counsel to the Company.

                                     EXPERTS

The consolidated financial statements of Interleaf, Inc. appearing in Interleaf, Inc.'s Annual Report (Form 10-K) for the year ended March 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of PDR Automated Systems and Publications, Inc. appearing in the Company's Current report on Form 8-K as filed with the Commission on September 24, 1998 and the amendment thereto filed on November 12, 1998, have been audited by Dulworth, Breeding & Karns, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of Dulworth, Breeding & Karns, LLP as experts in accounting and auditing.

This Prospectus is part of a registration statement the Company filed with the Commission. You should rely only on the information or representations provided in this Prospectus. The Company has authorized no one to provide you with different information. The Company is not making an offer in any jurisdiction where the offering is not permitted.








                  TABLE OF CONTENTS                     Page
                  -----------------                     ----

Additional Information................................   2
Incorporation of Certain Documents by Reference.......   2
Summary...............................................   3
Risk Factors..........................................   4
Use of Proceeds.......................................   8
Selling Stockholders..................................   8
Plan of Distribution..................................   10
Legal Matters.........................................   10
Experts...............................................   10








               INTERLEAF, INC.

 Up To 5,283,500 Shares of Common Stock




               PROSPECTUS

            December __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities registered hereby. All amounts are estimated except the SEC and Nasdaq filing fee. Costs of issuance and distribution will be borne by the Registrant as follows:



      SEC Registration Fee....................          $ 1,124
      Accounting Fees and Expenses............          $ 2,500
      Legal Fees and Expenses.................          $ 5,000
      Miscellaneous...........................          $   500
                                                    -----------
               Total..........................          $ 9,124


Item 15.  Indemnification of Directors and Officers

(a) Section 67 of the Massachusetts Business Corporation Law permits indemnification of present and former directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote, or (iv) in the case of officers who are not directors, by the Board of Directors, except that no indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.
Section 67 also provides that the absence of any express provision for indemnification shall not limit any right of indemnification existing independently of such Section.

(b) Article V of the Company's By-laws provides that the Company shall, to the extent legally permissible, indemnify each former or present director or officer against all liabilities and expenses imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, civil or criminal, in which he may be threatened or involved, by reason of his having been a director or officer; provided that the Company shall provide no indemnification with respect to any matter as to which any such person shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company. If any such action is disposed of, on the merits or otherwise, without the disposition being adverse to the director or officer and without an adjudication that such person did not act in good faith in the reasonable belief that his action was in the best interests of the Company, the director or officer is entitled to indemnification as a matter of right. In all other cases, indemnification shall be made as of right unless after investigation (a) by the Board of Directors by a majority vote of a quorum of disinterested directors, or (b) by written opinion of independent legal counsel (who may be regular counsel of the Company), or (c) the holders of a majority of outstanding stock entitled to vote (exclusive of stock owned by any interested directors or officers), it shall be determined by clear and convincing evidence that such person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. Indemnification may include advancement of expenses of defending an action upon receipt of an undertaking by the person indemnified to repay such advances if it is ultimately determined that such person is not entitled to indemnification under Article V. Article V also provides that the right of indemnification provided therein is not exclusive of and does not affect any other rights to which any director or officer may be entitled under any agreement, statute, vote of stockholders or otherwise. The Company's obligation to indemnify under
Article V shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage.

(c) The Company has entered into an Agreement to Defend and Indemnify with each of its officers and directors. Pursuant to these agreements, the Company has agreed, to the extent legally permissible, to indemnify such person against all losses (including, without limitation, judgments, fines and penalties) and expenses (including, without limitation, amounts paid in settlement and counsel fees and disbursements) incurred by such person in connection with or as a result of any claim, action, suit or other proceeding, civil or criminal, or appeal related thereto, in which he may be involved by reason of his having been a director or officer or by reason of any action taken or not taken in his capacity as director or officer; provided that no indemnification shall be provided with respect to any matter as to which such person shall not have acted in good faith in the reasonable belief that his action was in the best interests of the Company. If any such claim, action, suit or proceeding is disposed of, on the merits or otherwise, without the disposition being adverse to such person, without a plea of guilty or NOLO CONTENDRE and without an adjudication that such person did not act in good faith in the reasonable belief that his action was in the best interests of the Company, the director or officer is entitled to indemnification as a matter of right. In all other cases, indemnification shall be made upon a determination that such person's conduct was in good faith and in the reasonable belief that his action was in the best interests of the Company by (a) a quorum of disinterested directors, or (b) independent legal counsel (who may be regular counsel of the Company), or (c) the holders of a majority of outstanding stock entitled to vote (exclusive of stock owned by an interested directors or officer). Expenses may be advanced by the Company prior to any final disposition of any such action upon receipt of an undertaking by the person indemnified to repay such advances if it is ultimately determined that such person is not entitled to indemnification under the Agreement. Such Agreements provide that the right of indemnification provided therein is in addition to any rights to which any person concerned may be entitled by other agreements or as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of the indemnified person. The rights of indemnification provided in such Agreements are in addition to any rights under any insurance policy in effect, provide that to the extent any claim is covered by any such insurance policy, the Company will provide coverage after the full coverage of the insurance policy is exhausted or otherwise unavailable.

(d) Article 6D of the Company's Articles of Organization provides that, to the fullest extent permitted by Chapter 156B of the Massachusetts General Laws, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts General Laws permits a corporation to include in its articles of organization a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary as a director, except for (i) any breach of the director's duty of loyalty to the corporation and its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (ii) improper issuances of stock or unauthorized distributions to stockholders, or (iv) any transaction in which the director derived an improper personal benefit.

Item 16.    Exhibits


Exhibit
Number                       Description of Exhibit
------                       ----------------------


3.1 Restated Articles of Organization of the Company, as amended (Filed as the applicable exhibit to the Company's Report on Form 10-Q for the fiscal quarter ended September 30, 1997)*

3.2 By-Laws of the Company, as amended (Filed as the applicable exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31,
        1994)*

4.1     Specimen Certificate for shares of the Company's Common Stock (Filed as the applicable exhibit to the Company's Registration Statement on Form S-1,
        File No. 33-5743)*

5.1     Legal Opinion of Craig Newfield, Esq.**

23.1    Consent of Ernst & Young LLP **

23.2    Consent of Dulworth, Breeding & Karns, LLP **


Exhibit
Number                       Description of Exhibit
------                       ----------------------


23.3    Consent of Craig Newfield, Esq. (contained in Exhibit 5.1)**

24      Power of Attorney (contained on Signature Page of this Registration
        Statement)**

------------------

* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

**   Filed herewith.

Item 17.  Undertakings

    (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement;

             (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Not applicable.

    (d) Not applicable.

    (e) Not applicable.

    (f) Not applicable.

    (g) Not applicable.

    (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (i) Not applicable.

    (j) Not applicable.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Waltham, Commonwealth of Massachusetts, on December 23, 1998.

                                   INTERLEAF, INC.


                                         By:  /s/ Jaime W. Ellertson
                                              ---------------------------------
                                              Jaime W. Ellertson, President
                                                    and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jaime W. Ellertson, Peter Rice and Craig Newfield, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, and, in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                    Signature                                       Title                                 Date
                    ---------                                       -----                                 ----

         /s/ Jaime W. Ellertson                     President and Chief Executive                   December 23, 1998
--------------------------------------------
         Jaime W. Ellertson                             Officer, and Director (Principal
                                                        Executive Officer)


         /s/ Peter J. Rice                          Vice President of Finance and                   December 23, 1998
--------------------------------------------
         Peter J. Rice                                  Administration, Chief Financial
                                                        Officer and Treasurer (Principal
                                                        Financial and Accounting Officer)

         /s/ Frederick B. Bamber                    Director                                        December 23, 1998
--------------------------------------------
         Frederick B. Bamber

         /s/ David A. Boucher                       Director                                        December 23, 1998
--------------------------------------------
         David A. Boucher

         /s/. Rory J. Cowan                         Chairman of the Board of Directors              December 23, 1998
--------------------------------------------
         Rory J. Cowan

         /s/ Marcia J. Hooper                       Director                                        December 23, 1998
--------------------------------------------
         Marcia J. Hooper

         /s/ John A. Lopiano                        Director                                        December 23, 1998
--------------------------------------------
         John. A. Lopiano


                                  EXHIBIT INDEX

Exhibit
Number                       Description of Exhibit
------                       ----------------------


3.1 Restated Articles of Organization of the Company, as amended (Filed as the applicable exhibit to the Company's Report on Form 10-Q for the fiscal quarter ended September 30, 1997)*

3.2 By-Laws of the Company, as amended (Filed as the applicable exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31,
        1994)*

4.1     Specimen Certificate for shares of the Company's Common Stock (Filed as the applicable exhibit to the Company's Registration Statement on Form S-1,
        File No. 33-5743)*

5.1     Legal Opinion of Craig Newfield, Esq.**

23.1    Consent of Ernst & Young LLP**

23.2    Consent of Dulworth, Breeding & Karns, LLP **

23.3    Consent of Craig Newfield, Esq. (contained in Exhibit 5.1)**

24      Power of Attorney (contained on Signature Page of this Registration
        Statement)**

------------
* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

**      Filed herewith.




                                      E-1